Exhibit 99.1

National & Retail Trades and First Call

For release: January 4, 2007 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS DECEMBER COMPARABLE STORE SALES
INCREASE OF 3 PERCENT

MENOMONEE FALLS, WI, -- (Business Wire) – January 4, 2007 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended December 30, 2006 increased 11.2 percent over the five-week period ended December 31, 2005. On a comparable store basis, sales increased 3.0 percent.

For the nine weeks ended December 30, 2006 total sales increased 11.7 percent while comparable store sales increased 3.3 percent.

For the 48 weeks ended December 30, 2006, total sales increased 14.4 percent while comparable store sales increased 5.7 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “December’s sales results were driven by strong performance over the last two weeks as a result of last-minute shoppers in the fourth week and gift card redemptions in the last week of the month.  This helped offset weak consumer demand of cold-weather merchandise such as outerwear, sweaters, and boots throughout the month.”

The Company remains comfortable with its previous earnings guidance of $1.36 to $1.42 per diluted share for the fourth quarter.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc	This Year
	December 30,	December 31,	All	Comp
	2006	2005	Stores	Stores

December	$ 2,761.0	$ 2,481.8	11.2%	3.0%
Quarter-To-Date	$ 4,439.3	$ 3,975.6	11.7%	3.3%
Year-To-Date	$ 14,552.7	$ 12,725.8	14.4%	5.7%

On December 30, 2006, the Company operated 817 stores in 45 states, compared with 732 in 41 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours (from 8:30 AM EST on Thursday, January 4 until 8:30 PM EST on Friday, January 5).  The dial-in number for the replay is (719) 457-0820 and the pass code is 1283354.

A.G. Edwards Retailing Conference

Jon Nordeen, Kohl’s executive vice president of planning and allocation, will be presenting at the A.G. Edwards Conference in Coral Gables, Florida on January 22, 2007 from 2:30-3:00 PM EST.  To listen to the live web cast of the presentation, go to the Company's web site located at http://www.kohls.com (Select “Investor Relations”/ “Calendar of Events”/Scroll down to January 2007), or go through Wall Street Webcasting’s web site located at http://www.wsw.com/webcast/agedwards14/kss/.  To listen to the audio presentation, please go to either web site at least fifteen minutes early to register, download, and install any necessary audio software. The  replay will be available on both web sites for 90 days (through April 22, 2007).

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464